Exhibit 99.1

                 McDermott Reports Fourth Quarter 2005
    Results; Net Income of $36.1 Million, $0.48 Per Diluted Share; Represents the Last Quarter without Babcock & Wilcox Consolidated in
                          Financial Results

    HOUSTON--(BUSINESS WIRE)--March 1, 2006--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $36.1 million, or $0.48 per diluted share, for the 2005 fourth quarter, compared to reported net income of $42.5 million, or $0.61 per diluted share, for the corresponding period in 2004. Both periods exclude the results of operations of The Babcock & Wilcox Company ("B&W"), which was deconsolidated from McDermott's reported results from February 2000 through February 2006. Weighted average common shares outstanding on a fully diluted basis were approximately
74.9 million and 69.6 million for the quarters ended December 31, 2005 and December 31, 2004, respectively.
    McDermott's revenues in the fourth quarter of 2005 were $398.6 million, compared to $473.7 million in the corresponding period in 2004, reflecting decreases at both consolidated segments. Operating income was $55.5 million in the 2005 fourth quarter, compared to the 2004 fourth quarter operating income of $72.5 million, which included a net benefit of $54.7 million of specially identified items in last year's quarter.
    With the announcement of B&W's revised Chapter 11 settlement, which is now effective, McDermott suspended recording the quarterly non cash adjustment associated with B&W's previously negotiated settlement in the third quarter of 2005. In the fourth quarter of 2004, McDermott recorded an after-tax revaluation expense of $9.5 million associated with this adjustment.
    "The fourth quarter culminated a very successful 2005 for our Company," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "McDermott reported full-year consolidated earnings per share of $2.72, increased backlog at all of our major subsidiaries and resolved B&W's Chapter 11 reorganization. Beginning in March, McDermott's financial statements will once again include B&W's results in our Power Generation Systems segment, and will reflect our strong position in the coal, nuclear and oil & gas markets."
    For the full year 2005, McDermott generated revenues of $1.86 billion and produced operating income of $225 million, compared to $1.92 billion and $145.9 million, respectively, for the full year 2004. Net income for the full year 2005 was $198.0 million, or $2.72 per diluted share, which included a $50.4 million tax valuation allowance benefit. For the full year 2004, McDermott's net income was $61.6 million, or $0.90 per diluted share.

    RESULTS OF OPERATIONS

    2005 Fourth Quarter Compared to 2004 Fourth Quarter

    Marine Construction Services Segment ("J. Ray")

    Revenues in the Marine Construction Services segment were $253.0 million in the 2005 fourth quarter, compared to $317.2 million for the same period a year ago. The year-over-year decrease in revenues resulted primarily from lower fabrication activity in the Gulf of Mexico, Middle East and Caspian regions, as well as lower marine activity in the Gulf of Mexico, partially offset by increased revenues from international marine projects.
    Segment income for the 2005 fourth quarter was $36.3 million, compared to $36.7 million in the 2004 fourth quarter. Major items contributing to operating income in the 2005 fourth quarter were international marine projects, as well as Middle East and Caspian fabrication projects and associated change orders. Operating income in the 2004 fourth quarter included a net benefit of $23.8 million, in the aggregate, from favorable contract cost adjustments on certain loss projects, gains on asset sales and other items.
    At December 31, 2005, J. Ray's backlog was $1.8 billion, compared to backlog of $1.2 billion and $1.7 billion at December 31, 2004 and September 30, 2005, respectively.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment were $145.6 million in the 2005 fourth quarter, compared to $156.5 million for the same period a year ago. The decrease was primarily due to lower volumes in the manufacture of nuclear components for certain U.S. Government programs partially offset by increased revenues from engineering services for U.S. Department of Energy sites, as well as increased uranium downblending activity.
    Segment income for the 2005 fourth quarter was $26.3 million, compared to $29.5 million in the 2004 fourth quarter. The decrease was primarily due to the corporate allocation to BWXT of $2.9 million related to qualified pension expense in the fourth quarter of 2005, which in 2004 and prior periods was recorded in the corporate segment.
    At December 31, 2005, BWXT's backlog was $1.8 billion, compared to backlog of $1.7 billion and $1.5 billion at December 31, 2004 and September 30, 2005, respectively.

    Corporate

    Unallocated corporate expenses were $11.9 million in the 2005 fourth quarter, compared to corporate income in the 2004 fourth quarter of $6.2 million, which included a $27.7 million gain on a U.K. pension plan which more than offset other corporate expenses in last year's fourth quarter. Corporate qualified pension expense in the fourth quarter of 2005 improved by approximately $16.0 million compared to the fourth quarter of 2004, as a result of the previously announced spin-off of B&W's pension plan and the allocation to McDermott's Government Operations segment of the applicable pension expense related to that segment.

    Other Income and Expense

    The Company's other expense, net, for the fourth quarter of 2005 was $1.4 million, compared to $19.7 million in the fourth quarter of 2004. The expense reduction was primarily due to an $11.3 million improvement in net interest income/expense.
    In addition, as mentioned above, during the 2005 third quarter, McDermott suspended the revaluation of certain components related to the previously negotiated settlement of the B&W Chapter 11 proceedings. The recently completed settlement will be recorded in McDermott's financial statements during the first quarter of 2006. See McDermott's Form 10-K for the year ended December 31, 2005 for additional information regarding the accounting for the completed B&W settlement.

    THE BABCOCK & WILCOX COMPANY

    The Babcock & Wilcox Company is a leading provider of technology, service, parts and equipment for the worldwide power generation industry. With a business history exceeding 138 years, B&W's power systems and equipment are found at over 800 utilities spanning over 90 countries.
    On February 22, 2006, B&W effected its plan of reorganization and has now emerged from its asbestos-related Chapter 11 proceedings, which were initiated in February 2000. Beginning in March 2006, B&W's financial results will once again be consolidated with McDermott's reported financial statements, representing the vast majority of operations in the Company's Power Generation Systems segment.
    Although deconsolidated from McDermott's financial results, during the fourth quarter of 2005, B&W's revenues were $422.2 million, an increase of $66.7 million compared to the fourth quarter of 2004. In the 2005 fourth quarter, B&W recorded in its financial statements Chapter 11 restructuring charges of $7.3 million and legal settlement expenses of $7.5 million. In addition, B&W recorded domestic pension expense of $16.8 million during the fourth quarter of 2005. In prior years B&W's domestic pension expense was recorded in McDermott's corporate segment. Approximately $8.0 million of B&W's fourth quarter 2005 pension expense related to an actuarial adjustment. As a result of these expenses, B&W's operating loss for the fourth quarter of 2005, prepared in accordance with generally accepted accounting principles, was $7.8 million. In the fourth quarter of 2004, B&W's revenue was $355.5 million and operating income was $28.4 million, which included no domestic pension expense.
    At December 31, 2005, B&W's backlog was $2.1 billion, compared to backlog of $1.5 billion and $1.6 billion at December 31, 2004 and September 30, 2005, respectively.

    OTHER INFORMATION

    About the Company

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements relating to our position in coal, nuclear and oil & gas markets, and statements about backlog, to the extent backlog may be viewed as an indicator of future revenues. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that there are adverse changes in the industries in which we operate. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

    Conference Call to Discuss 2005 Fourth Quarter Earnings Release

    Date: Thursday, March 2, 2006, at 9:15 a.m. EST (8:15 a.m. CST)

    Live Webcast: Investor Relations section of Web site at www.mcdermott.com

    Replay: Available for two weeks in the investor relations section of www.mcdermott.com



                     McDERMOTT INTERNATIONAL, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                        Three Months Ended      Twelve Months Ended
                           December 31,            December 31,
                         2005        2004        2005        2004
                      ----------- ----------- ----------- -----------
                            (Unaudited)
                         (In thousands, except per share amounts)

Revenues                $398,566    $473,681  $1,856,311  $1,923,019
---------------------------------------------------------------------
Costs and Expenses:
  Cost of operations     292,459     396,840   1,457,371   1,673,922
  Gain on settlements
   and curtailments
   of pension plans       (1,390)    (32,309)     (1,390)    (32,309)
  Gains on asset
   disposals and
   impairments - net         (53)    (13,366)     (6,554)    (32,163)
  Selling, general
   and administrative
   expenses               66,388      61,532     222,426     203,262
---------------------------------------------------------------------
                         357,404     412,697   1,671,853   1,812,712
---------------------------------------------------------------------

Equity in Income from
 Investees                14,301      11,564      40,523      35,617
---------------------------------------------------------------------

Operating Income          55,463      72,548     224,981     145,924
---------------------------------------------------------------------
Other Income
 (Expense):
  Interest income          7,258       2,232      21,068       5,574
  Interest expense        (4,036)    (10,291)    (31,820)    (36,066)
  Estimated loss on
   The Babcock &
   Wilcox Company
   bankruptcy
   settlement                  -      (8,931)     (5,887)    (11,187)
  Other-net               (4,603)     (2,677)       (956)     (1,779)
---------------------------------------------------------------------
                          (1,381)    (19,667)    (17,595)    (43,458)
---------------------------------------------------------------------
Income from
 Continuing
 Operations before
 Provision for
 Income Taxes             54,082      52,881     207,386     102,466
Provision for Income
 Taxes                    17,960      10,415       9,409      40,827
---------------------------------------------------------------------

Net Income               $36,122     $42,466    $197,977     $61,639
---------------------------------------------------------------------
Income per Common
 Share:
  Basic:
     Net Income            $0.51       $0.64       $2.90       $0.94
  Diluted:
     Net Income            $0.48       $0.61       $2.72       $0.90
---------------------------------------------------------------------
Weighted Average
 Shares
  Basic               70,483,418  66,102,386  68,379,222  65,688,361
  Diluted             74,862,292  69,583,607  72,779,176  68,268,131
---------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                        Three Months Ended      Twelve Months Ended
                           December 31,             December 31,
                         2005        2004        2005        2004
                      ----------- ----------- ----------- -----------
                            (Unaudited)
                                      (In thousands)

REVENUES
  Marine Construction
   Services             $253,011    $317,177  $1,255,441  $1,367,923
  Government
   Operations            145,556     156,488     601,042     555,093
  Power Generation
   Systems                     -           -           -           -
  Adjustments and
   Eliminations               (1)         16        (172)          3
---------------------------------------------------------------------
  TOTAL                 $398,566    $473,681  $1,856,311  $1,923,019
---------------------------------------------------------------------

SEGMENT INCOME
  Marine Construction
   Services              $36,265     $36,712    $159,994     $83,841
  Government
   Operations             26,335      29,509      99,371     109,849
  Power Generation
   Systems                 4,789          80       5,556       1,891
---------------------------------------------------------------------
                          67,389      66,301     264,921     195,581
  Unallocated
   Corporate             (11,926)      6,247     (39,940)    (49,657)
---------------------------------------------------------------------
  OPERATING INCOME       $55,463     $72,548    $224,981    $145,924
---------------------------------------------------------------------

EQUITY IN INCOME
 (LOSS) FROM
 INVESTEES (1)
  Marine Construction
   Services                 $614        $(90)     $2,818      $1,886
  Government
   Operations              8,674      11,352      31,258      32,564
  Power Generation
   Systems                 5,013         302       6,447       1,167
---------------------------------------------------------------------
  TOTAL                  $14,301     $11,564     $40,523     $35,617
---------------------------------------------------------------------

DEPRECIATION &
 AMORTIZATION (1)
  Marine Construction
   Services               $8,418      $6,936     $28,727     $24,036
  Government
   Operations              4,328       3,445      13,696      12,567
  Power Generation
   Systems                     -           -           -           -
  Corporate                  403         891       1,843       3,690
---------------------------------------------------------------------
  TOTAL                  $13,149     $11,272     $44,266     $40,293
---------------------------------------------------------------------

CAPITAL EXPENDITURES
  Marine Construction
   Services              $19,526      $4,900     $40,486     $12,645
  Government
   Operations             14,837      12,661      26,892      22,211
  Power Generation
   Systems                     -           -           -           -
  Corporate                   62         505         217         788
---------------------------------------------------------------------
  TOTAL                  $34,425     $18,066     $67,595     $35,644
---------------------------------------------------------------------

BACKLOG
  Marine Construction
   Services           $1,781,917  $1,252,055  $1,781,917  $1,252,055
  Government
   Operations          1,772,258   1,700,243   1,772,258   1,700,243
---------------------------------------------------------------------
  TOTAL               $3,554,175  $2,952,298  $3,554,175  $2,952,298
---------------------------------------------------------------------

(1) Included in Segment Income above


                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                ASSETS
                                                     December 31,
                                                 2005           2004
                                               --------       --------
                                                    (In thousands)
Current Assets:
  Cash and cash equivalents                      $19,452     $259,319
  Restricted cash and cash equivalents           152,086      111,455
  Investments                                    384,209            -
  Accounts receivable - trade, net               232,366      226,731
  Accounts receivable from The Babcock &
   Wilcox Company                                  3,778        6,121
  Accounts and notes receivable -
   unconsolidated affiliates                      52,867       29,330
  Accounts receivable - other                     33,424       71,522
  Contracts in progress                           73,799       72,355
  Deferred income taxes                           32,131        9,813
  Other current assets                             8,987       13,277
----------------------------------------------------------------------
     Total Current Assets                        993,099      799,923
----------------------------------------------------------------------
Restricted Cash and Cash Equivalents               2,886       66,498
----------------------------------------------------------------------
Property, Plant and Equipment                  1,127,614    1,087,314
Less accumulated depreciation                    800,405      780,225
----------------------------------------------------------------------
     Net Property, Plant and Equipment           327,209      307,089
----------------------------------------------------------------------
     Total Investments                           116,304       41,884
----------------------------------------------------------------------
Goodwill                                          12,926       12,926
----------------------------------------------------------------------
Deferred Income Taxes                             93,880       31,844
----------------------------------------------------------------------
Other Assets                                     121,982      126,768
----------------------------------------------------------------------
         TOTAL                                $1,668,286   $1,386,932
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                     December 31,
                                                 2005           2004
                                               --------       --------
                                                    (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                                 $4,250      $12,009
  Accounts payable                               111,304      114,235
  Accounts payable to The Babcock & Wilcox
   Company                                        11,429       55,180
  Accrued employee benefits                       81,262       79,362
  Accrued liabilities - other                    134,334      163,649
  Accrued contract cost                           56,596       81,591
  Advance billings on contracts                  314,599      217,053
  U.S. and foreign income taxes payable           49,519       18,612
----------------------------------------------------------------------
     Total Current Liabilities                   763,293      741,691
----------------------------------------------------------------------
Long-Term Debt                                   207,861      268,011
----------------------------------------------------------------------
Accumulated Postretirement Benefit
 Obligation                                       25,519       26,315
----------------------------------------------------------------------
Self-Insurance                                    60,989       61,715
----------------------------------------------------------------------
Pension Liability                                311,319      328,852
----------------------------------------------------------------------
Accrued Cost of The Babcock & Wilcox
 Company Bankruptcy Settlement                   117,990      112,103
----------------------------------------------------------------------
Deferred Babcock & Wilcox Company Pension
 Plan Spin-Off                                   150,136            -
----------------------------------------------------------------------
Other Liabilities                                114,477      109,688
----------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Deficit:
  Common stock, par value $1.00 per share,
   authorized 150,000,000 shares; issued
   73,857,922 and 69,560,726 shares at
   December 31, 2005 and 2004,
   respectively                                   73,858       69,561
  Capital in excess of par value               1,183,123    1,122,055
  Accumulated deficit                           (862,931)  (1,060,908)
  Treasury stock at cost, 2,055,096 and
   2,341,902 shares at December 31, 2005
   and 2004, respectively                        (56,496)     (64,625)
  Accumulated other comprehensive loss          (420,852)    (327,526)
----------------------------------------------------------------------
     Total Stockholders' Deficit                 (83,298)    (261,443)
----------------------------------------------------------------------
         TOTAL                                $1,668,286   $1,386,932
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                               Year Ended December 31,
                                                 2005           2004
                                               --------       --------
                                                    (In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                      $197,977      $61,639
  Depreciation and amortization                   44,266       40,293
  (Income) or loss of investees, less
   dividends                                      (4,714)       7,138
  Gain on asset disposals and impairments -
   net                                            (6,554)     (32,163)
  Benefit from deferred taxes                    (47,557)     (24,406)
  Estimated loss on The Babcock & Wilcox
   bankruptcy settlement                           5,887       11,187
  Cumulative effect of accounting change               -            -
  Other                                           13,435       11,495
     Changes in assets and liabilities, net
      of effects from acquisitions and
      divestitures:
       Accounts receivable                         2,568      (88,470)
       Accounts payable                          (46,664)     (19,400)
       Net contracts in progress and
        advance billings                          96,010       38,185
       Income taxes                              (14,570)      35,729
       Accrued liabilities                       (52,935)      17,343
       Pension liability                          45,649       17,460
       Other, net                                 22,338      (10,724)
----------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES        255,136       65,306
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash
 equivalents                                      22,981        2,527
Purchases of property, plant and equipment       (67,595)     (35,644)
Purchases of available-for-sale securities   (11,487,782)    (139,219)
Maturities of available-for-sale securities   10,987,746      134,628
Sales of available-for-sale securities            42,766        6,069
Proceeds from asset disposals                     17,223       89,184
Other                                             (6,095)          (1)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES                                     (490,756)      57,544
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt                        (66,984)           -
Payment of debt issuance costs                      (949)      (3,768)
Increase (decrease) in short-term borrowing            -      (36,750)
Issuance of common stock                          60,951        2,800
Other                                              2,779         (629)
----------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES             (4,203)     (38,347)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH             (44)          26
----------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                    (239,867)      84,529
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD                                          259,319      174,790
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD       $19,452     $259,319
----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)           $37,720      $36,317
  Income taxes (net of refunds)                  $44,961      $70,699
----------------------------------------------------------------------


                     THE BABCOCK & WILCOX COMPANY
         (DECONSOLIDATED, UNAUDITED SUMMARY OF FINANCIAL DATA)


                          Three Months Ended     Twelve Months Ended
                             December 31,           December 31,
                           2005        2004       2005        2004
                         --------    --------   --------    --------
                           (In thousands, except per share amounts)

Revenues                 $422,169    $355,479  $1,508,964  $1,368,918
----------------------------------------------------------------------
Operating Income (Loss)   $(7,757)    $28,426   $(415,472)   $116,774
----------------------------------------------------------------------
Income (Loss) before
 Income Taxes             $(5,763)    $18,563   $(412,144)   $100,956
----------------------------------------------------------------------
Net Income (Loss)         $(9,910)    $18,336   $(262,771)    $99,117
----------------------------------------------------------------------
Capital Expenditures       $6,424      $8,154     $26,330     $18,560
----------------------------------------------------------------------
Depreciation &
 Amortization (1)          $4,464      $6,519     $17,822     $19,838
----------------------------------------------------------------------


Items Included in B&W
 Operating Income (1)
  Adjustment to
   asbestos liability          $-      $3,994    $477,399      $3,635
  Restructuring charges     7,301       1,147      13,390       7,688
  Legal Settlements         7,500     (10,000)      7,500     (10,000)
  Pension expense from
   B&W-Sponsored Plan      16,765           -      34,964           -
----------------------------------------------------------------------
Total                     $31,566     $(4,859)   $533,253      $1,323
----------------------------------------------------------------------

(1) Included in Operating Income (Loss) above.


Backlog                                        $2,057,134  $1,489,629
----------------------------------------------------------------------





    CONTACT: McDermott International, Inc.
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com